Silk Road Medical Reports Third Quarter 2020 Financial Results

SUNNYVALE, Calif. – November 10, 2020 – Silk Road Medical, Inc. (Nasdaq: SILK), a company focused on reducing the risk of stroke and its devastating impact, today reported financial results for the three months ended September 30, 2020.

“We had a strong third quarter in which our revenues grew 18% year over year. Our patient first culture and unwavering commitment to reduce stroke risk are evidenced by our recent milestone of 25,000 cumulative procedures,” said Erica Rogers, President and Chief Executive Officer of Silk Road Medical. “We are continuing to make meaningful investments in our team and our strategic priorities, paving the way for the bright future ahead of us.”

Third Quarter 2020 Financial Results
Revenue for the third quarter of 2020 was $20.1 million, an increase of $3.0 million or 18%, compared to the third quarter of 2019.

Gross profit for the third quarter of 2020 was $14.6 million compared to $12.9 million for the third quarter of 2019. Gross margin for the third quarter of 2020 declined to 73% compared to 76% in the third quarter of 2019, driven by unfavorable production variances as a result of temporarily idled manufacturing operations early in the quarter related to COVID-19 and previously announced investments in manufacturing engineering and infrastructure projects.

Operating expenses were $23.9 million for the third quarter of 2020, compared to $20.3 million in the corresponding prior year period, which represents an increase of 18%. The increase was driven by selling, general and administrative expenses related to growth in personnel and product development initiatives and partially offset by the continued reduction in travel, tradeshow and other expenses due to COVID-19.

Net loss was $10.3 million in the third quarter of 2020, or a loss of $0.31 per share, as compared to a loss of $8.0 million, or $0.26 per share, in the corresponding period of the prior year.

On October 29, 2020, the Company refinanced its long-term debt at a lower cost of capital with a $50.0 million loan facility.

Cash, cash equivalents, and short-term investments were $153.9 million as of September 30, 2020.

2020 Financial Guidance
Silk Road Medical is not providing annual guidance for 2020 given the continued uncertainty related to the COVID-19 pandemic.

Conference Call
Silk Road Medical will host a conference call at 1:30 p.m. PT / 4:30 p.m. ET on Tuesday, November 10, 2020 to discuss its third quarter 2020 financial results. The call may be accessed through an operator by calling (844) 883-3861 for domestic callers and (574) 990-9820 for international callers using conference ID: 3146919. A live and archived webcast of the event will be available at https://investors.silkroadmed.com/.

About Silk Road Medical
Silk Road Medical, Inc. (NASDAQ: SILK), is a medical device company located in Sunnyvale, California, that is focused on reducing the risk of stroke and its devastating impact. The company’s flagship procedure, TransCarotid Artery Revascularization (TCAR), is clinically proven to treat blockages in the carotid artery at risk of causing a stroke. For more information on how Silk Road Medical is delivering brighter patient outcomes through brighter clinical thinking, visit www.silkroadmed.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the impact of COVID-19 on our business, financial guidance, progress made on achieving our corporate goals, and the overall strength of our business and culture. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled Risk Factors and elsewhere in our filing made with the Securities and Exchange Commission in Silk Road’s Quarterly Report on Form 10-Q filing made with the Securities and Exchange Commission on August 13, 2020. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Silk Road Medical disclaims any obligation to update these forward-looking statements.

Investors:
Lynn Lewis or Caroline Paul
Gilmartin Group
investors@silkroadmed.com

Media:
Michael Fanucchi
Silk Road Medical
mfanucchi@silkroadmed.com

SILK ROAD MEDICAL, INC.
Statements of Operations Data
(Unaudited, in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Revenue	$20,067	$17,026	$54,093	$44,721
Cost of goods sold	5,488	4,170	16,074	11,206
Gross profit	14,579	12,856	38,019	33,515
Operating expenses:
Research and development	4,711	3,187	11,232	9,008
Selling, general and administrative	19,202	17,064	54,652	45,064
Total operating expenses	23,913	20,251	65,884	54,072
Loss from operations	(9,334)	(7,395)	(27,865)	(20,557)
Interest income	249	565	951	1,215
Interest expense	(1,215)	(1,176)	(3,620)	(3,736)
Remeasurement of warrant liability and other income (expense), net	(15)	(1)	(74)	(21,046)

Net loss	(10,315)	(8,007)	(30,608)	(44,124)

Other comprehensive loss:
Unrealized gain (loss) on investments, net	(164)	—	150	—
Net change in other comprehensive loss	(164)	—	150	—

Net loss and comprehensive loss	$(10,479)	$(8,007)	$(30,458)	$(44,124)

Net loss per share, basic and diluted	$(0.31)	$(0.26)	$(0.94)	$(2.18)

Weighted average common shares used to compute net loss per share, basic and diluted	33,757,599	30,764,354	32,597,007	20,249,580

SILK ROAD MEDICAL, INC.
Balance Sheets Data
(Unaudited, in thousands)

	September 30, 2020	December 31, 2019

Assets
Current assets
Cash and cash equivalents	$62,468	$39,181
Short-term investments	91,442	51,508
Accounts receivable, net	9,398	8,601
Inventories	10,946	10,322
Prepaid expenses and other current assets	3,443	2,878
Total current assets	177,697	112,490
Long-term investments	—	18,224
Property and equipment, net	2,824	2,734
Restricted cash	310	310
Other non-current assets	2,997	3,644
Total assets	$183,828	$137,402
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$2,046	$1,898
Accrued liabilities	13,008	15,034
Total current liabilities	15,054	16,932
Long-term debt	45,160	44,879
Other liabilities	3,876	3,700
Total liabilities	64,090	65,511

Stockholders' equity
Preferred stock, $0.001 par value	—	—
Common stock, $0.001 par value	34	31
Additional paid-in capital	341,687	263,384
Accumulated other comprehensive income	152	2
Accumulated deficit	(222,135)	(191,526)
Total stockholders' equity	119,738	71,891
Total liabilities and stockholders' equity	$183,828	$137,402